EXHIBIT 3.57(a)
COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION ARTICLES OF INCORPORATION OF A VIRGINIA STOCK CORPORATION The undersigned pursuant to Chapter 9 of Title 13.1 of the Code of Virginia. state(s) as follows: 1. The name of the corporation is USP Narhour View. Ind 2. The number of shares authorized to be issued by the corporation is J;.’BH) . 3. A. The name of the corporation’s initial registered agent is {’ T C”(irpoRiiion_S>sicm B. The initial registered agent is {mark appropriate box): (1) an individual who is a resident of Virginia and C an initial director of the corporation. G a member of the Virginia State Bar. OR (2) fg a domestic or foreign stock or nonstock corporation, limited’liability company or registered limiteJ liability partnership authorized to transact business in Virginia. 4. A. The corporation’s initial registered office address, including the street and number, if any, which is identical to the business jffice of the initial registered agent, is J-oi i\-\ R..a<l. Sulk- .’Mil (ilen Allen VA :3iiwi-fiS(i; ^umber/street; (city or town; (“P> B. The registered office is physically located in the E county or D city of ..,,• 5 The initial directors are: NAME(S) ADDRESS(ES) W, ilh,i:ii II WiiV.Ti 15505 Dallas l’urk^;i> «!h<H>. AdJiM.n. IX ‘5{Hi| 6 INCORPORATOR(S): Ales. K’nktns SIGNATUR£{S| PRINTED NAME(S) Telephone r.umber (optional): See instructions on the reverse.